EXHIBIT 99.1
TENNECO COMPLETES
CONSENT SOLICITATION AND INDENTURE AMENDMENTS FOR
8 5/8 PERCENT SENIOR SUBORDINATED NOTES DUE 2014
Lake Forest, Illinois, December 23, 2010 — Tenneco Inc. (NYSE: TEN) today announced the successful completion of its consent solicitation with respect to its outstanding $500 million 8 5/8 percent senior subordinated notes due 2014 (the “2014 Notes”).
On December 9, 2010, Tenneco commenced a cash tender offer of any and all of the 2014 Notes and a solicitation of consents to certain proposed amendments to the indenture governing the 2014 Notes. The consent solicitation expired at 5:00 p.m., New York City time, on December 22, 2010. As of the expiration of the consent solicitation, Tenneco had received tenders and consents representing approximately $480 million in aggregate principal amount of the outstanding 2014 Notes. The amount of consents received exceeds the consents needed to amend the indenture governing the 2014 Notes. Accordingly, Tenneco and The Bank of New York Mellon Trust Company, N.A., as trustee, have executed a supplemental indenture that eliminates substantially all of the restrictive covenants and certain event of default provisions in the indenture governing the 2014 Notes and reduces the minimum notice period required to effect a call for redemption from 30 to 5 days.
Tenneco made a cash payment of $1,032.50 per $1,000 principal amount, which includes a consent payment of $30.00 per $1,000 principal amount, to the holders of 2014 Notes tendered prior to the expiration of the consent solicitation. Tenneco funded this payment with the net proceeds of its previously announced private offering of $500 million 6 7/8 percent senior notes due December 15, 2020, which also closed today.
The tender offer is scheduled to expire at 8:00 a.m., New York City time, on January 6, 2011. Remaining holders who validly tender their 2014 Notes after the expiration of the consent solicitation and before the expiration of the tender offer will be eligible to receive $1,002.50 per $1,000 principal amount of 2014 Notes not validly withdrawn. The company will redeem any notes not purchased in the tender offer. Tenneco expects to record approximately $20 million and $1 million in non-recurring pre-tax charges related to retiring the 2014 Notes in the fourth quarter of 2010 and first quarter of 2011, respectively.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated December 9, 2010, copies of which may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the tender offer, at (212) 430-3774.
Tenneco has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).
This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 9, 2010.
Company Information
Tenneco is a $4.6 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
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Contacts:
Linae Golla	Jane Ostrander
Investor inquiries	Media inquiries
847 482-5162	847 482-5607